Exhibit 99.1
“American Oil & Gas Closes on
Goliath Participation Agreement
     DENVER, May 9, 2006 — American Oil & Gas, Inc. (AMEX: AEZ) has closed on the previously announced participation agreement with Teton Energy Corporation (AMEX: TEC) to participate in American’s Goliath project in the Williston Basin of North Dakota. Teton purchased a 25% working interest in the approximate 58,000 net acreage position, for $6.16 million. Teton paid American $2.46 million in cash at closing and Teton will pay $3.69 million toward American’s retained 50% working interest for drilling and completion costs on the first two wells.
     The Goliath joint venture participation consists of American (50%), Teton (25%) and Evertson Operating Company (25%). Evertson, the designated operator, plans to drill the initial two multi-lateral horizontal test wells to the Mississippian Bakken Formation at a depth of about 10,500 feet beginning mid-year 2006. Multiple stage fracture stimulation will be used to maximize potential recoveries. 640 acre spacing could allow for at least 100 locations over the acreage if economic recoveries are confirmed by the initial test wells. Secondary horizons include in the Madison, Duperow, Red River, Nisku, and Interlake formations.
     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity. ”